Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Earnings Increase 33% in Second Quarter of 2012

LAKEWOOD, CO — July 30, 2012 — Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, reported today that net income increased 33% to $133,000, or $0.05 per share, in the second quarter of 2012 compared to $100,000, or $0.04 per share in the second quarter a year ago.  Increased loan demand, further improvements in asset quality and lower cost of funds contributed to profitability in the second quarter and in the first six months of 2012.  Solera’s net income was $94,000, or $0.04 per share for the first six months of 2012, compared to a net loss of $83,000, or $(0.03) per share, for the like period a year ago.

“We are delighted to post a 33% jump in net income this quarter over the second quarter of 2011, marking our seventh profitable quarter out of the past nine quarters,” said Douglas Crichfield, President and Chief Executive Officer.  “And, together with our strong capital, we are focused on growing our business and achieving industry-leading performance and returns for the benefit of our customers, employees, communities and our shareholders.”

“At the beginning of July 2012, we announced the termination of the consent order and that we are no longer subject to any formal or informal regulatory restrictions.  This is a tremendous accomplishment for us as our regulator recognized the enhancements in the Bank’s operational processes and financial performance,” said Crichfield.  “In addition, Solera National Bank was recognized this month as the Diversity Corporation of the Year by ColoradoBiz magazine.  We are delighted to be recognized for serving our diverse business community here in Denver — because that is what we do.”

“Metro Denver continues its modest recovery in the residential and commercial real estate markets,” Crichfield noted.  According to data compiled by the Metro Denver Economic Development Corporation in a recent Monthly Economic Summary, “Metro Denver existing home sales in June were 12.6 percent higher than sales reported a year earlier, and June average sales prices for detached homes and condominiums rose 11 percent and 14.6 percent over the year, respectively.”  Commercial real estate vacancy rates continue to decline while lease rates are up further suggesting renewed economic strength.

Financial Highlights (at or for the quarter ended June 30, 2012)

•              Solera earned $0.05 per share in the second quarter of 2012, compared to $0.04 in the like quarter a year ago, and recorded a loss of $(0.02) per share in the quarter ended March 31, 2012.

•              Solera’s capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 18.9%.

•              Total assets increased 10% to $154.6 million from a year ago and rose 6% from the preceding quarter.

•              Total deposits grew 10% from a year ago to $125.2 million, with noninterest-bearing demand deposits growing 38% from the like quarter a year ago.

•              Gross loans increased 6% to $58.5 million, from March 31, 2012.

•              Tangible book value, excluding unrealized gains on securities, improved to $7.30 per share up from $7.11 per share a year earlier.

•              Solera’s tangible common equity ratio, excluding unrealized gains on securities, was 12.1% at June 30, 2012.

Balance Sheet and Credit Quality

Solera National Bancorp’s total assets increased 6% to $154.6 million at June 30, 2012, from $146.2 million at March 31, 2012, and grew 10% from $140.2 million a year ago.

The investment securities portfolio totaled $89.1 million at June 30, 2012, up 20% from $74.3 million at June 30, 2011.  The investment portfolio is comprised primarily of U.S. Government-sponsored agency mortgage-backed bonds.  As loan demand continues to increase, Solera expects to change the mix between the securities portfolio and the loan portfolio.

“As anticipated, we are seeing an uptick in loan demand demonstrated by the 6% increase in gross loans from the preceding quarter,” said Crichfield.  “We continue to expect loan demand to accelerate during the rest of the year.  And, although we cannot ignore the competition, our focus on serving the Hispanic community should continue to provide us with a competitive edge.”  Gross loans totaled $58.5 million at the end of the second quarter 2012, compared to $55.1 million at March 31, 2012, and $58.9 million at the end of the second quarter a year ago.

“With our SBA lending program, we believe we are positioned to take advantage of opportunities as they arise.  We have ample liquidity and will continue to reach out to credit-worthy customers,” commented Crichfield.

Solera’s loan portfolio was well diversified at the end of June 2012, with owner-occupied commercial real estate loans representing 31% of the portfolio, investor-owned commercial real estate loans at 35% of the loan portfolio, commercial and industrial loans representing 13%, residential real estate loans 19% and construction loans totaling 2% of the loan portfolio.  Commercial real estate concentrations are substantially below regulatory guidance.

Solera increased its total deposits 10% to $125.2 million at June 30, 2012, from $113.5 million a year ago.  Core deposits, which exclude certificates of deposits, accounted for 55% of total deposits at the end of June 2012.

All asset quality metrics improved during the second quarter of 2012.  Non-performing assets declined 11% to $2.1 million, or 1.35% of total assets at June 30, 2012, compared to $2.3 million, or 1.68% of total assets a year ago, and dropped 24% from $2.8 million, or 1.88% of total assets at March 31, 2012.  Non-performing loans decreased to $307,000 at the end of June, representing 0.52% of total loans, compared to $2.3 million, or 3.99% of total loans a year ago, and $979,000 or 1.78% of total loans at the end of the first quarter 2012.  “One of the two properties remaining in our other real estate owned (OREO) from last year has been listed for sale, and we are receiving some credible interest in the property,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “We expect to be in a position to list the second OREO property in the next few months.”

The allowance for loan and lease losses at June 30, 2012, was down slightly from the preceding quarter at $1.0 million, or 1.72% of gross loans, compared to $1.1 million, or 1.96% of gross loans, and $1.3 million, or 2.18% of gross loans at June 30, 2011.  The allowance is more than ample to cover non-performing loans.

Stockholders’ equity was $19.6 million and tangible book value, excluding unrealized gains on available-for-sale securities, was $7.30 a share at June 30, 2012.  Solera’s tangible common equity, excluding unrealized gains on securities, was 12.1% of tangible assets at the end of the second quarter of 2012.

Review of Operations

Net interest income, after the provision for loan and lease losses, increased 6% to $1.0 million in the second quarter of 2012, compared to $969,000 in the first quarter of 2012, and grew 5% from $977,000 in the second quarter a year ago.  For the first six months of 2012, net interest income, after the provision for loan and lease losses, declined 3% to $2.0 million compared to $2.1 million for the first six months of 2011.  “With the continued improvement in asset quality, it was not necessary to book a provision for loan and lease losses in either the first or the second quarter of 2012,” said Fenton, which was an improvement from the $120,000 of provision recorded in the second quarter of 2011.

The net interest margin (NIM) expanded 7 basis points to 2.85% for the second quarter of 2012, compared to 2.78% for the first quarter of 2012 and declined from 3.22% in the second quarter a year ago.  For the first six months of 2012, NIM was 2.82%, compared to 3.23% for the first six months of 2011. The NIM compression experienced during the first six months of the year was largely due to lower yields from the investment portfolio partly offset by lower cost of funds.  The yield on investments fell 109 basis points to 2.48% while the yield on loans decreased 8 basis points to 5.71%.

Noninterest income totaled $230,000 for the second quarter of 2012, compared to $138,000 in the preceding quarter and $244,000 for the second quarter of 2011.  Noninterest income was higher in the second quarter of 2012, compared to the first quarter of 2012, mainly due to higher gains on the sales of securities.  In the first six months of 2012, noninterest income was $368,000, compared to $260,000 in the first six months a year earlier, again largely due to the gain on sales of securities.

“Our securities portfolio is comprised of high-quality bonds with relatively short maturities and currently contains $986,000 in unrealized gains which is reflected as accumulated other comprehensive income on our balance sheet.”  Fenton noted.  “We continue to maintain a large securities portfolio, which we actively manage for liquidity and interest rate risk purposes.  In the current low interest rate environment, we are also able to generate gains on sale of securities from time to time.”

Noninterest expense in the second quarter of 2012 declined 2% from the preceding quarter, and 5% for the six months ended 2012 compared to the same period of 2011.  “We continue to tightly control our expenses and have been successful in identifying cost savings year-over-year,” commented Fenton.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	6/30/12	3/31/12	6/30/11
ASSETS
Cash and due from banks	$849	$729	$1,023
Federal funds sold	—	—	3,400
Interest-bearing deposits with banks	357	357	1,106
Investment securities, available-for-sale	89,141	84,498	74,290
FHLB and Federal Reserve Bank stocks, at cost	1,164	1,148	1,117
Gross loans	58,537	55,086	58,944
Net deferred (fees)/expenses	94	1	(55)
Allowance for loan and lease losses	(1,009)	(1,077)	(1,284)
Net loans	57,622	54,010	57,605
Premises and equipment, net	550	571	657
Other real estate owned	1,776	1,776	—
Accrued interest receivable	718	666	643
Bank-owned life insurance	2,027	2,008	—
Other assets	348	411	337
TOTAL ASSETS	$154,552	$146,174	$140,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$3,312	$3,217	$2,405
Interest-bearing demand deposits	8,950	8,724	10,769
Savings and money market deposits	56,740	57,503	61,929
Time deposits	56,199	49,688	38,390
TOTAL DEPOSITS	125,201	119,132	113,493

Securities sold under agreements to repurchase and federal funds purchased	814	663	480
Accrued interest payable	63	62	64
FHLB borrowings	8,500	6,500	6,500
Accounts payable and other liabilities	336	368	411
TOTAL LIABILITIES	134,914	126,725	120,948

Common stock	26	26	26
Additional paid-in capital	26,172	26,159	26,095
Accumulated deficit	(7,546)	(7,679)	(7,965)
Accumulated other comprehensive income	986	943	1,074
TOTAL STOCKHOLDERS’ EQUITY	19,638	19,449	19,230
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$154,552	$146,174	$140,178

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

				For the
	For the Three Months Ended:			Six Months Ended:
($000s, except per share data)	6/30/12	3/31/12	6/30/11	6/30/12	6/30/11
Interest and dividend income
Interest and fees on loans	$787	$788	$847	$1,575	$1,671
Investment securities	540	503	646	1,043	1,319
Dividends on bank stocks	10	8	8	18	17
Other	3	2	2	5	3
Total interest income	1,340	1,301	1,503	2,641	3,010

Interest expense
Deposits	279	300	354	579	723
FHLB borrowings	33	31	49	64	106
Other borrowings	2	1	3	3	7
Total interest expense	314	332	406	646	836
Net interest income	1,026	969	1,097	1,995	2,174
Provision for loan and lease losses	—	—	120	—	120
Net interest income after provision for loan and lease losses	1,026	969	977	1,995	2,054

Noninterest income
Customer service and other fees	19	15	18	34	35
Other income	20	9	1	29	2
Gain on loans sold	25	—	—	25	—
Gain on available-for-sale securities	166	114	225	280	223
Total noninterest income	230	138	244	368	260

Noninterest expense
Salaries and employee benefits	587	567	612	1,154	1,317
Occupancy	120	127	127	247	260
Professional fees	78	144	99	222	225
Other general and administrative	338	308	283	646	595
Total noninterest expense	1,123	1,146	1,121	2,269	2,397

Net income (loss)	$133	$(39)	$100	$94	$(83)

Earnings (loss) per share	$0.05	$(0.02)	$0.04	$0.04	$(0.03)
Tangible book value per share	$7.30	$7.25	$7.11	$7.30	$7.11
Net interest margin	2.85%	2.78%	3.22%	2.82%	3.23%

Asset Quality:
Non-performing loans to total loans	0.52%	1.78%	3.99%
Non-performing assets to total assets	1.35%	1.88%	1.68%
Allowance for loan losses to total loans	1.72%	1.96%	2.18%
Allowance for loan losses to non-performing loans	328.66%	110.01%	54.66%
Other real estate owned	$1,776	$1,776	$—

Select Financial Ratios:
Tier 1 leverage ratio (1)	10.9%	11.2%	11.3%
Tier 1 risk-based capital ratio (1)	17.8%	18.9%	18.4%
Total risk-based capital ratio (1)	18.9%	20.2%	19.7%

(1) Solera National Bank only